Exhibit 10.13

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of this 26th day of October, 2023 by and among Provident Savings Bank, F.S.B. (the “Bank”), Provident Financial Holdings, Inc., the holding company of the Bank (the “Company”), and Craig G. Blunden (“Blunden”) (together the “Parties”).
WHEREAS, Blunden is currently Chief Executive Officer of the Bank; and
WHEREAS, the Company and the Bank wish to transition Blunden’s status from Chief Executive Officer of the Bank to non-executive Chairman of both the Board of Directors of the Company and the Board of Directors of the Bank (collectively the “Board of Directors”) effective January 1, 2024 (the “Transition”); and
WHEREAS, Blunden is amenable to the Transition; and
WHEREAS, the Parties agree that the level of services to be performed by Blunden in connection with the Transition shall be reduced to the extent that Blunden may be treated as having experienced a separation from service within the meaning of Section 409A (as herein defined) from the Company and the Bank, so that he may receive benefits under the Post-Retirement Salary Continuation Agreement between Blunden and the Bank (i.e., generally less than 20% of Blunden’s current level of services); and

WHEREAS, the Parties desire to memorialize the terms of the Transition; and
WHEREAS, the Board of Directors have approved the Transition and execution of this Transition Agreement.
 NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein, it is AGREED as follows:
1. Status. Blunden shall provide the services contemplated by this Agreement as a non-employee director (“Non-Employee Director”) of the Company and the Bank, and not as an employee of either, with Blunden’s status as a Non-Employee Director of the Company predicated on shareholder approval of his re-election to the Board of Directors. While Blunden is a Non-Employee Director of the Company and/or the Bank, as the case may be, he shall serve as non-executive Chairman of the Company Board of Directors and the Bank Board of Directors, as the case may be.

2. Term. This Agreement shall commence on January 1, 2024 (the “Effective Date”) and remain in effect while Blunden is a Non-Employee Director of the Company and/or the Bank (generally for one or more three-year terms while Blunden is appointed to the Boards, unless Blunden resigns as a Non-Employee Director or dies).

3. Non-Employee Director Services; Committee Service; Amount of Services. Blunden shall perform all services and possess such powers as are customarily performed by a Non-Employee Director and a non-executive Chairman of the Board of Directors. Blunden also shall serve as a member of the Long-Range Planning Committee at the pleasure of the Board of Directors, and such other committees as appointed by the Board of Directors, provided that Blunden agrees to serve on such other committee(s). Blunden shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder. Notwithstanding the foregoing, the amount of services Blunden is required to perform for the Company and the Bank shall not exceed that level that would result in Blunden being treated as if he has not experienced a “Separation from Service” (as that phrase is defined in Section 409A of the Internal Revenue Code and the regulations thereunder (together “Section 409A”), taking into account the presumptions provided for therein), so that Blunden may receive payment under his Post-Retirement Salary Continuation Agreement without violating Section 409A.

4. Retainer and Committee Fees; Expenses.
(a) Retainer and Committee Fees. For services performed as a Non-Employee Director and non-executive Chairman of the Board of Directors of the Company, the Company shall pay Blunden a monthly retainer of no less than $3,700.00. For services performed as a Non-Employee Director and non-executive Chairman of the Board of Directors of the Bank, the Bank shall pay Blunden a monthly retainer of no less than $0.00. For services performed as a committee member, the Company and the Bank shall pay Blunden the committee fee(s) payable to members of the committee(s) on which Blunden serves, as in effect from time to time.

 (b) Expenses. Blunden shall be entitled to prompt reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, provided that he accounts for such expenses in accordance with the Company and the Bank’s reimbursement policies and procedures. Reimbursed expenses shall include but not be limited to: (1) monthly club dues, (2) the business portion of Blunden’s monthly club expenses, (3) approved business travel to conferences, and (4) approved industry memberships. Reimbursement shall be made at such time and in such manner as necessary to comply with Section 409A.

 5. Benefits; Automobile and Office Space; Post-Retirement Salary Continuation Agreement; Club Membership.

 (a) Participation in Benefit, Equity and Fringe Benefit Plans. Blunden may participate in any benefit, fringe benefit, or equity compensation plan of any type offered by the Company or the Bank to Directors (in accordance with the terms of such plans). Blunden shall be solely responsible for the payment of all of his (and his family, if applicable) medical, dental, life insurance, tax preparation premiums and other costs and expenses.

(b) Automobile and Office Expenses. During the term of this Agreement, Blunden shall have use of an automobile, and use of office space and related secretarial/administrative services, in each case provided by the Company or the Bank at its expense, and each as appropriate taking into account Blunden’s position as non-executive Chairman of the Board of Directors of the Company and/or the Bank.

(c) Salary Continuation Agreement. Blunden shall be entitled to payment under the Post-Retirement Salary Continuation Agreement between Blunden and the Bank in accordance with its terms.

 (d) Transfer of Club Membership. As soon as practical after the Effective Date, the Company shall transfer to Blunden its membership interest in Victoria Club. The Company and Blunden agree that the value of this club membership at the time of transfer shall be $5,000 and will be treated as taxable compensation to Blunden upon completion of the transfer.

6. Regulatory Provisions. The following provisions shall apply to the extent required.
(a) Temporary Suspension or Prohibition. If Blunden is suspended and/or temporarily prohibited from participating in the conduct of the  Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. Section 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the  Bank may in its discretion (i) pay Blunden all or part of the remuneration withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(b) Permanent Suspension or Prohibition. If the Blunden  is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but Blunden’s vested rights shall not be affected.

(c) Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d) Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the Comptroller enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Comptroller or his or her designee, at the time the Comptroller approves a supervisory merger to resolve problems related to operation of the Bank.  Any rights of the Parties that have already vested, however, shall not be affected by any such action.

(e) Further Reductions. Any payments made to Blunden pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(f) Clawback Policy. Amounts paid or payable under this Agreement are subject to the Company’s clawback policy as in effect from time to time, the terms and conditions of such policy are hereby incorporated by reference.

7. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Parties, except as herein otherwise provided.

8. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9. Governing Law. This Agreement shall be governed by the laws of the State of California.

10.      Knowing and Voluntary Agreement. Blunden represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Blunden  also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

11.   Effect on Existing Employment Agreement. The Parties acknowledge and agree that the Employment Agreement between the Bank and Blunden that was entered into on July 28, 2022 (the “Employment Agreement”), shall become null and void as of the Effective Date.  For the avoidance of doubt, and without limiting the foregoing, Blunden shall not be entitled to additional compensation or benefits in the event of an “Involuntary Termination” or a “Change of Control,” as those terms are defined in the Employment Agreement in effect immediately prior to the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

[SIGNATURES ON FOLLOWING PAGE]

Attest:	PROVIDENT FINANCIAL HOLDINGS, INC.

Donavon P. Ternes, Secretary	By: /s/ Donavon P. Ternes Its: President, COO, CFO

Attest:	PROVIDENT SAVINGS BANK, F.S.B.

Donavon P. Ternes, Secretary	By: /s/ Donavon P. Ternes Its: President, COO, CFO NON-EMPLOYEE DIRECTOR /s/ Craig G. Blunden Craig G. Blunden